Exhibit 4.4

Amendment No. 6 to Nexxen International Ltd.
2017 Equity Incentive Plan
Dated January 6, 2026

Effective as of January 6, 2026, the Nexxen International Ltd. 2017 Equity Incentive Plan, as amended April 15, 2019, April 30, 2021, December 27, 2023, December 20, 2024 and February 14, 2025 (the “Plan”), is hereby amended as follows (the “Amendment”):

1.	The first sentence of Section 3(a) of the Plan, shall be amended as follows:

“Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 16,680,349 ~~14,880,349~~ Shares.”

2.	Except as explicitly amended by this Amendment, all other terms of the Plan shall remain in full force and effect.